                                                                    EXHIBIT 23.2

                           CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NetObjects, Inc.


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report dated December 21, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from the operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The Consolidated Financial Statements and Financial Statement Schedules do not include any adjustments that might result from the outcome.


Mountain View, California
February 4, 1999